MACE SECURITY INTERNATIONAL, INC.
                            160 Benmont Avenue
                         Bennington, Vermont 05201

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be Held August 23, 1996

To the Shareholders of Mace Security International, Inc.:
The Annual Meeting of Shareholders of Mace Security International,
Inc. will be held at the Desmond Americana located at 660 Albany-Shaker Road, Albany, New York, on August 23, 1996 at 9:00 o'clock in the forenoon, Eastern time, for the following purposes:

1. To elect nine directors to hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified:
2. To ratify the selection of auditors for the fiscal year ending
December 31, 1996; and
3. To transact such other business as may properly come before the Meeting.

Only Shareholders of record at the close of business on June 26, 1996 are entitled to notice of and to vote at the Meeting and at any adjournment thereof. A complete list of Shareholders entitled to vote will be available for inspection by Shareholders at the executive offices of the Company at least ten days before the date of the Meeting.


By order of the Board of Directors,
/s/ Richard A. Galt, Esq.
Richard A. Galt, Esq.
Secretary

Dated: July 25, 1996

IMPORTANT--Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the Meeting in person.

                    MACE SECURITY INTERNATIONAL, INC.
                           160 BENMONT AVENUE
                        BENNINGTON, VERMONT 05201

                            PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mace Security International, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on August 23, 1996 at 9:00 o'clock in the forenoon, Eastern time, at the Desmond Americana located at 660 Albany-Shaker Road, Albany, New York, for the purposes set forth in the accompanying
Notice of Annual Meeting of Shareholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised, either in person at the Annual Meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on a proxy, it will be voted as herein recommended by the Board of Directors. The Company anticipates mailing this proxy statement and the accompanying proxy to Shareholders on or about July 25, 1996.
All expenses of proxy solicitation will be borne by the Company.

As of June 26, 1996, there were 6,825,000 shares of Common Stock issued and outstanding, held by approximately 249 holders of record. Each share of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on June 26, 1996 will be entitled to vote at the Meeting.

Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the Meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the Meeting. Abstentions are counted in tabulations of the vote cast on proposals presented to the Shareholders, whereas "broker non-votes" are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

                          ELECTION OF DIRECTORS

The Company's by-laws provide for directors to hold one year terms. Directors are elected by a plurality of the Shareholders' votes at the Annual Meeting of Shareholders and are to hold office until the next Annual Meeting of Shareholders, or until their successors have been elected and qualified. The Company's by-laws provide that there shall be not more than twenty-one nor less than three directors of the Company, with the exact number to be determined from time to time by the Board. On June 20, 1996 the Board of Directors resolved to increase the number of Board members from seven (7) to nine (9). The Board elected James E. West and Ronnie M. Mitchell, Esq. to fill the two newly created vacancies.

Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board proposes that Jon E. Goodrich, Robert D. Norman, C.P.A.,
Robert P. Gould, Stuart M. DuBoff, M.D., Robert R. Rosberg, Ralph
A. Foote, Esq., John E. Logan, James E. West, and Ronnie M. Mitchell,
Esq., whose terms of office expire at the upcoming Annual Meeting of Shareholders, be re-elected as directors, each to serve for terms to expire at the Annual Meeting of Shareholders in 1997, or until their successors shall be elected and shall qualify. It is not anticipated that any of these nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the appointees named in the proxy reserve the right in the exercise of their sole discretion to substitute and to vote for any other person of their choice as nominee in place of such nominee or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Certificate of Incorporation and by-laws. In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides Shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

The Board of Directors recommends that Shareholders vote FOR the foregoing nominees.

The following information is furnished as to the nominees:


Name                        Age     Title                  Since

Jon E. Goodrich              51     Chairman                1987
Robert D. Norman, C.P.A.     49     Vice Chairman,
                                      President and CEO     1987
Robert P. Gould              52     Director                1987
Stuart M. DuBoff, M.D.       52     Director                1993
Robert R. Rosberg            65     Director                1993
Ralph A. Foote, Esq.         73     Director                1995
John E. Logan                62     Director                1995
James E. West                55     Director                1996
Ronnie M. Mitchell, Esq.     44     Director                1996

None of the foregoing or their associates have a substantial interest, direct or indirect, in any matter to be voted on at the Annual Meeting.

Jon E. Goodrich is co-founder of the Company and served as Chairman of the Board of Directors from its inception in 1987 until June 1995.
He served as President of the Company from its inception until January
15, 1996 when he tendered his resignation as President and CEO and was renamed Chairman of the Board. He is currently employed by the Company under an advisory employment agreement dated as of January
17, 1996. He is also vice president of Gould & Goodrich Leather, Inc., a manufacturer of holsters, belts and related products and president of G&G Realty, Inc., a real estate management corporation and has nominal responsibilities as an executive officer of those entities.
(See "Certain Relationships and Related Transactions" and "Employment/Consulting Contracts and Termination of Employment and Change-in-Control Arrangements").

Robert D. Norman, C.P.A. has been President of the Company since January
15, 1996. He has been a member of the Board of Directors since the Company's inception and has served as its Vice Chairman since June
1995. He is a Certified Public Accountant and has been associated with Buie, Norman and Company, P.A. of Fayetteville, North Carolina for more than the past five years. His accounting firm has rendered professional services to the Company. (See "Employment/Consulting
Contracts and Termination of Employment and Change-in-Control Arrangements").

Robert P. Gould is co-founder of the Company and has served as a Director since the Company's inception in 1987. He has been president of Gould
& Goodrich Leather, Inc. and vice president of G&G Realty, Inc. for more than the past five years. He is also subject to a consulting agreement with the Company and, pursuant thereto, assists the Company in marketing primarily to the Law Enforcement Market. Mr. Gould is not required to devote any minimum amount of time to the Company's business. (See "Certain Relationships and Related Transactions" and "Employment/Consulting Contracts and Termination of Employment and
Change -in-Control Arrangements").

Stuart M. DuBoff, M.D. has been a member of the Board of Directors since June 1993. He is an ophthalmologist and has been associated with Advanced Eyecare, P.C. of Bennington, Vermont for more than the past five years.

Robert R. Rosberg was elected to the Board of Directors in June 1993. He has been associated with the Mosler Anti-Crime Bureau for more than the past five years and became an employee of the Company when it purchased certain assets of Mosler, Inc. continuing as such until March 1994. Mr. Rosberg is currently a consultant to the Company.

Ralph A. Foote, Esq. was elected to the Board of Directors in June 1995 and served as its Chairman from June 1995 until January 15, 1996. He is a senior partner and a co-founder of the Middlebury, Vermont based law firm Conley & Foote and has been associated with the firm for more than the past five years. He is currently a member of the Board of Directors of Patten Corporation, which is listed on the New York Stock Exchange.

John E. Logan was elected to the Board of Directors in June 1995.
He is the President of EUSA Professional Services, a full service management consulting firm, and has been associated with the firm for more than the past five years.

James E. West was elected to the Board of Directors in June 1996.
He founded By-Line Data in May 1994. Since that time he has served as President and CEO. By-Line Data develops and markets new products for newspaper clients to create "paperless" on-line information services for use by their readers as an adjunct to their printed product. Prior to 1994, he served as a consultant to several companies. Mr. West was the original founder of TV Data and served in the role of president and CEO and, later, as consultant to that Company.

Ronnie M. Mitchell, Esq. was elected to the Board of Directors in June 1996. He has been a senior partner of Harris, Mitchell & Hancox, Attorneys at Law for more than the past five years. Mr. Mitchell is an author and contributor to numerous publications including: the North Carolina Family Law Practice Handbook, the North Carolina Criminal Practice Manual and the North Carolina Driving Under the Influence
Manual. He is a member of numerous organizations including the Cumberland County, North Carolina and American Bar Associations; National Association of Criminal Defense Lawyers; and the North Carolina Academy of Trial Lawyers.

                      DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information concerning each person who was an executive officer or director of the Company on July 12, 1996. Directors hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified. Officers are elected by the Board of Directors to hold office until the first meeting of the Board following the next Annual Meeting of Shareholders and until their successors are elected and qualified.


Name                         Age     Title
Jon E. Goodrich              51      Chairman
Robert D. Norman, C.P.A.     49      Vice Chairman, President and CEO
Robert P. Gould              52      Director
Richard A. Galt, Esq.        32      General Counsel
                                       Executive Vice President and Secretary
Bernard D. Graney, Jr.       36      Vice President of Operations
Brian L. Kelley              37      Treasurer
Stuart M. DuBoff, M.D.       52      Director
Robert R. Rosberg            65      Director
Ralph A. Foote, Esq.         73      Director
John E. Logan                62      Director
James E. West                55      Director
Ronnie M. Mitchell, Esq.     44      Director

See "ELECTION OF DIRECTORS" for a description of the business experience of each of the directors.

Richard A. Galt, Esq. is General Counsel, Executive Vice President and Secretary. He has been employed by the Company since September 1994. Prior to joining the Company he obtained a Master of Arts degree in 1989 from New York University and the degree of Juris Doctor from Albany Law School in 1994. He was admitted to the New York State Bar in February 1995 and to the Vermont State Bar in October 1995. He was appointed the Company's Secretary in June 1995 and Executive Vice President in June 1996.

Bernard D. Graney, Jr. is Vice President of Operations. He has been employed by the Company for more than five years and has, during that time, held a variety of managerial positions. He served as the Company's Secretary from August 1993 until June 1995.

Brian L. Kelley is Treasurer. He has been employed by the Company since May 1994 and was appointed Treasurer in April 1996. Prior to that he held the position of Senior Cost Analyst for the Company.
In 1993 he was the business manager for Commonwealth Thomas Group, a multi-line bus dealership and from 1991 to 1993 he was the Controller for Strawberry Banke, Inc., a historical museum located in Portsmouth, NH.

The Board of Directors has the following standing Committees, among others; the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. The Audit Committee consists of Messrs. Norman, DuBoff and Logan. The Audit Committee recommends matters involving the engagement and discharge of independent auditors, reviews the plans for and results of the Company's procedures for internal auditing, and reviews the continuing status of the Company's system of internal accounting controls. The Nominating and Governance Committee consists of Messrs. Logan and Gould and the newly appointed Rosberg. The Nominating and Governance Committee recommends the nomination of board member candidates, evaluates the performance of board members and evaluates the effectiveness, procedures, and practices of the Board . The Compensation Committee consists of Messrs. Rosberg, DuBoff and Logan and makes recommendations regarding management compensation and administers the Stock Option Plan.

During the fiscal year ended December 31, 1995, the Board of Directors held twelve meetings. The Audit Committee met three times, the Nominating and Governance Committee met one time and the Compensation Committee met two times. Also during such fiscal year, no director attended fewer than 75% of the aggregate of all Board meetings and meetings of all Committees on which he served.

                        OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the number and percentage of Common Stock (being the Company's only voting securities) beneficially owned by each director, director-nominee and executive officer and all officers, directors and director nominees as a group, as of July 12, 1996. The address for each director, director-nominee and officer is the Company's principal office at 160 Benmont Avenue, Bennington, Vermont 05201.

The table also discloses information relating to the only persons
(including any "group" as that term if used in Section 13(d)(3) of the Securities Exchange Act of 1934) that, to the Company's knowledge, owns more than 5% of the Common Stock of the Company:


Name and Address           Amount & Nature of             Percent
                           Beneficial Ownership           Beneficially
                                                          Owned
Jon E. Goodrich             1,994,246 <FN1><FN2>             29.2%
Robert D. Norman, C.P.A.      160,388 <FN3>                   2.4%
Robert P. Gould             1,842,444 <FN1>                  27.0%
Bernard D. Graney, Jr.         11,000 <FN4>                  <FN7>
Stuart M. DuBoff, M.D.         10,000 <FN4>                  <FN7>
Robert R. Rosberg              10,000 <FN4>                  <FN7>
Ralph A. Foote, Esq.           10,000 <FN4>                  <FN7>
John E. Logan                  10,500 <FN4>                  <FN7>
Richard A. Galt, Esq.         650,000 <FN4><FN5>              9.5%
Brian L. Kelley                     0                        <FN7>
James E. West                       0                        <FN7>
Ronnie M. Mitchell, Esq.            0                        <FN7>
All executive officers 	    4,058,578 <FN6>                  59.5% <FN6>
and directors
as a group (12 persons)
TransTechnology Corporation   580,000                         8.5%
150 Allen Road
Liberty Corner, NJ 07938

<F1> Excludes shares held by the named directors' spouses. The named directors do not have shared voting or dispositive power with respect to such shares.
<F2> Includes 4,800 shares owned by children over which he has voting and investment power.
<FN3> Includes 6,000 shares owned by minor children over which he has voting and investment power.
<FN4> Includes immediately exercisable options to purchase 10,000 shares of Common Stock.
<FN5> Includes 640,000 shares underlying an option to purchase granted by Mr. Goodrich. (See "Compensation of Directors and Officers" and "Employment/Consulting Contracts and Termination of Employment and Change-in-Control Arrangements").
<FN6> Does not "double count" the shares underlying the option granted from Mr. Goodrich to Mr. Galt.
<FN7> Indicates beneficial ownership of less than 1%

                   COMPENSATION OF DIRECTORS AND OFFICERS

Summary Compensation

No executive officer receives any additional compensation for serving as a director, and directors who are not employees of the Company receive a meeting fee of $500 per day and the Chairman receives $750 per day for each meeting attended. All directors are entitled to reimbursement for expenses incurred in attending Board and committee meetings. All directors, other than the recent appointees, have been granted options to purchase 10,000 shares in conjunction with their becoming a director. Otherwise, no other directors who are not also executive officers received any plan or non-plan compensation from the Company during the last five fiscal years. Messrs. Gould and Goodrich have waived their rights to the fees commencing in 1994.

The following table sets forth certain information for 1995 concerning cash earned by, or awarded to, the CEO and the four most highly compensated executive officers of the Company and for all executive officers as a group. None of the named individuals received non-cash compensation, except for perquisites and other personal benefits, securities or property, which did not exceed 10% of the aggregate amount of the total annual salary and bonus reported for the named executive officer.

                      Annual Compensation Table

Name and 		      Year Ended
Principal Position            December 31     Annual Salary <1>   Bonus
Jon E. Goodrich <2>                  1995             $161,000       $--
President                            1994              175,108     2,500
                                     1993              564,000     7,000
John M. Ahearn <3>                   1995               44,200        --
Vice President of Finance            1994               44,844     2,699
Treasurer                            1993               32,850     7,000
Bernard D. Graney, Jr.               1995               56,100        --
Vice President of Operations         1994               57,109     2,699
                                     1993               43,200     7,000
Richard S. Mackney <4>               1995               69,166        --
Vice President of Sales              1994               50,794     2,699
                                     1993               15,525        --
James R. Kardas <5>                  1995               35,529        --
Vice President of Marketing          1994               63,554     2,699
                                     1993               51,894     7,000
All Executive Officers               1995              444,549        --
(8 people) as a group                1994              505,027    18,694
                                     1993              816,583    42,000

<FN1> Includes commissions.
<FN2> Tendered his resignation as the President effective January 15,
1996. He is currently employed by the Company as an advisor to the Board of Directors.
<FN3> Tendered his resignation effective April 5, 1996.
<FN4> Tendered his resignation effective May 31, 1996.
<FN5> Became a part-time employee effective March 1, 1995 and subsequently resigned effective September 29, 1995.

Options Granted in Last Fiscal Year

There were no options granted during the last fiscal year to the named executive officers of the Company.

The following table shows certain information with respect to the year-end value of options held by the CEO and the four most highly compensated executive officers. No options were exercised during 1995.

                     Fiscal Year-End Option Values
                                                      Value of Unexercised
                        Number of Unexercised         Name In-The-Money
Name                    Options at 12/31/95 <FN1>     Options at 12/31/95 <FN2>
Jon E. Goodrich <FN3>                      --                           --
John M. Ahearn<FN4>                    10,000                     $(43,750)
Bernard D. Graney, Jr.                 10,000                     $(43,750)
James R. Kardas <FN5>                   5,000                     $(21,875)
Richard S. Mackney <FN6>                1,000                     $ (4,375)

<FN1> All options are immediately exercisable.
<FN2> Based on the 12/31/95 closing price of $1.125 per share.
<FN3> Tendered his resignation as President effective January 15, 1996.
He is currently employed by the Company as an advisor to the Board of Directors.
<FN4> Tendered his resignation effective April 5, 1996. Consequently, his options have been terminated.
<FN5> Tendered his resignation effective September 29, 1995. Consequently, his options have been terminated.
<FN6> Tendered his resignation effective May 31, 1996. Consequently, his options have been terminated.

1993 Stock Option Plan

The Plan is administered by the Compensation Committee of the Board of Directors, which may grant options to employees, directors, and distributors for, and consultants to, the Company. The term of each option may not exceed fifteen years from the date of grant. Immediately exercisable options to purchase approximately 90,200 shares of Common
Stock were granted to employees, consultants and directors contemporaneously with completion of the initial public offering including options to purchase 10,000 shares to each director, other then Messrs. Gould, Goodrich and Norman, at an exercise price equal to the initial public offering price. During 1994, options to purchase 30,000 shares were issued in blocks of 10,000 shares each to a former director and two consultants and are exercisable over a ten year period. To date, no options have been exercised.

Employment/Consulting Contracts and Termination of Employment and
Change-in-Control Arrangements

Jon E. Goodrich is employed by the Company under an advisory employment agreement dated as of January 17, 1996 pursuant to which Mr. Goodrich serves as an advisor to the Company's Board of Directors on such matters as are requested from time to time. The agreement supersedes the September 1, 1993 employment agreement between Mr. Goodrich and the Company and is effective until September 1, 1998. Mr. Goodrich is entitled to an annual salary of $125,000. The agreement prohibits Mr. Goodrich from accepting employment with any other entity and further prohibits him from competing with the Company for a two year period following his voluntary termination of employment with the Company or termination of his employment by the Company for cause, as defined in the agreement. Should Mr. Goodrich's employment be terminated without cause, he shall be entitled to all payments for the term of the agreement. In consideration of Mr. Goodrich's agreement to the non-compete and non-solicitation provisions, Mr. Goodrich received a $25,000 bonus upon signing the agreement.

Pursuant to a consulting agreement dated as of September 1, 1993, the Company has retained the consulting services of Robert P. Gould, a director/stockholder, to assist the Company in expanding its market share in the Law Enforcement Markets. The consulting agreement has a one year term, but is automatically renewed on a year-to-year basis until September 1, 1998 unless terminated by either party on at least 30 days written notice prior to the renewal date. Mr. Gould is entitled to an annual consulting fee of $50,000 plus expense reimbursement.
Mr. Gould is not an executive officer of the Company. Furthermore, his consulting agreement does not require him to devote any minimum amount of time to the Company's business. Mr. Gould agreed to waive all payments to him for the period September 1, 1994 through June
30, 1996.

Robert D. Norman, a director/stockholder, entered into a two year employment agreement with the Company as President/Chief Executive Officer dated as of January 16, 1996. The agreement provides Mr. Norman with an annual salary of $110,000, an annual bonus equal to $1,000 for every $100,000 of net income for each fiscal quarter, and 20,000 shares of Common Stock which have been issued. The agreement prohibits him from competing with the Company for a two year period following his voluntary termination of employment with the Company or termination of his employment by the Company for cause, as defined in the agreement. Should Mr. Norman's employment be terminated without cause, he shall be entitled to a lump sum payment equal to fourteen weeks pay, plus an additional payment of $25,000.

Mr. Goodrich has granted Richard A. Galt, Esq., the Company's General Counsel, Executive Vice President and Secretary, the option to acquire 640,000 shares of his Common Stock. In the event Mr. Galt elects to purchase such shares, Mr. Goodrich has agreed to resign from the Board and to enter into a voting arrangement whereby Mr. Galt will be entitled to vote all shares owned by Mr. Goodrich. Mr. Goodrich currently owns 1,994,246 (29.2% of the outstanding Common Stock of the Company).
In addition, upon the purchase of the initial 640,000 shares, Mr.
Galt will have the right to purchase up to 25% of the remaining shares owned by Mr. Goodrich in each of the next four years.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to July 1, 1994, the Company sub-leased its principal operating facility in Bennington, Vermont, from G&G Realty, Inc., a company wholly owned and operated by Robert P. Gould, a director and stockholder, and Jon E. Goodrich, the Chairman of the Board and stockholder. The sublease was an operating lease which required monthly payments of $15,300 plus the Company's proportionate share of taxes, insurance and utilities. Lease payments made for 1994 were $95,129.

Effective July 1, 1994, the Company paid G&G Realty, Inc., a company wholly owned by Messrs. Gould and Goodrich, $75,000 for all of its rights and obligations under the lease agreement, including an option to purchase the South Wing of its principal operating facility. Amortization of this deferred cost was $13,440 and $6,720 in 1995 and 1994, respectively. The term of the lease expires on January 31, 2000, and requires monthly payments of $5,805, plus the Company's proportionate share of taxes, insurance, utilities and an annual cost of living increase. The option may be exercised for $600,000 at the end of the lease term. In connection with this lease, the Company is receiving rental income through sublease arrangements. One of the sublease agreements is with a tenant owned partially by the Chairman/stockholder of the Company. Rental income from this agreement was $24,000 in 1995 and $8,400 in 1994.

Pursuant to the acquisition of the assets of the Federal Laboratories division from TransTechnology Corporation, the Company leased, from March 1994, until September 1995, the operating facilities in Saltsburg, Pennsylvania. Total lease payments were $60,568 in 1995 and $82,611 in 1994.

In July 1994, Jon E. Goodrich borrowed $68,725 from the Company. This loan was paid in full, including accumulated interest of $1,867, on November 7, 1994.

During 1994, Jon E. Goodrich purchased certain assets of the Company in exchange for a note of $21,041. This note was paid in February 1995.

In 1994, the Company paid consulting fees of $33,333 to Robert P.
Gould. No consulting fees were paid to this director in 1995.

TransTechnology Corporation, a stockholder, served the Company with a demand for arbitration pursuant to the March 1, 1994 purchase agreement between the Company and TransTechnology Corporation for the purchase of certain assets and liabilities of the Federal Laboratories division of TransTechnology Corporation. The demand alleged a breach of representations and warranties by the Company. In early 1995, management of the Company reached an agreement to settle the dispute. Under the agreement, the Company issued an additional 115,000 shares of unregistered common stock to TransTechnology resulting in a charge to earnings of approximately $172,500 ($.02 per share). This settlement was recorded as of December
31, 1994.

In September 1995, the Company reached an agreement to settle certain other claims with TransTechnology Corporation as a result of the March
1, 1994 purchase of the Federal Laboratories division. As a result of this agreement, TransTechnology Corporation paid the Company $202,485. This receipt included $91,230 which offset obligations of the Company, $97,511 of other income and $13,744 as a reimbursement of current operating expenses.

The Company believes that all transactions with related individuals and entities were on terms at least as favorable to the Company as those that would have been reached with unrelated third parties.

                      SECTION 16(a) REPORTING

Each Director and Executive Officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, and each other person who beneficially owns more than 10% of the Company's Common
Stock, is required by Section 16(a) of that Act to report to the Securities and Exchange Commission by specified dates his or her ownership of, and transactions in, the Company's Common Stock. Copies of such reports on Forms 3, 4 and 5 must also be provided to the Company.

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its fiscal year ended December 31, 1995, no officer, director, or person, other than set forth below, known to be the beneficial owner of more than 10% of the Company's outstanding Common Stock, failed to file on a timely basis, reports required to be filed by Section 16 (a) of the Exchange Act during the most recent fiscal year.

Ms. Noyes-Goodrich, former Director of Personnel, failed to timely file a Form 4 in March 1996. Mr. Kardas, former Vice President of Marketing, failed to timely file a Form 4 in September 1995. Mr. Gould, Director/stockholder, failed to timely file a Form 4 in November 1995. Ms. Noyes-Goodrich, Mr. Kardas and Mr. Gould have been notified of their filing requirements.

                                 AUDITORS

Coopers & Lybrand L.L.P. has audited the financial statements of the Company in connection with the Company's initial public offering and the fiscal years ended December 31, 1994 and 1995. They have been selected by the Board of Directors to audit the Company's financial statements for the fiscal year ending December 31, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Meeting, with the opportunity to make a statement and to be available to respond to appropriate questions. At the meeting, the Shareholders will be asked to ratify the selection.

The Board of Directors recommends that Shareholders vote FOR this Proposal.

           SHAREHOLDERS' PROPOSALS AND NOMINATIONS FOR DIRECTORS
                       FOR THE 1997 ANNUAL MEETING

Shareholder proposals intended for inclusion in the proxy material for the 1997 Annual Meeting, and nominations for directors to be elected at the 1997 Annual Meeting, must be received by the Secretary of the Company at the Company's offices at 160 Benmont Avenue, Bennington, Vermont, 05201 not later than March 27, 1997 in order for such proposals and nominations to be included in the proxy material for the 1997
Annual Meeting of Shareholders. The notice of nomination shall contain the following information: (a) the full names and residence and business addresses of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five (5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on; (d) the number of shares of the Company's Common
Stock owned directly or indirectly by each of the proposed nominees;
(e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years; (f) the name and residence and business address of the Shareholder who makes the nomination;
(g) the number of shares of the Company's Common Stock owned directly or indirectly by the Shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.

                 ADDITIONAL INFORMATION AND OTHER MATTERS

The Company's financial statements, and Management's Discussion and Analysis of Financial Condition and Results of Operations, are incorporated herein by reference to the Company's 1995 Annual Report to Shareholders, which is being delivered to Shareholders with this Proxy Statement.

A copy of the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995, as filed with the Securities and Exchange Commission, together with a list describing the exhibits filed therewith, may be obtained free of charge by writing to the Company, 160 Benmont Avenue, Bennington, Vermont 05201. Any exhibit may be obtained, at a reasonable charge, by writing to the same address.

Management is not aware of any matters to be presented for action at the Meeting, other than the matters mentioned above, and does not intend to bring any other matters before the Meeting. However, if any other matters should come before the Meeting, it is intended that the holders of the proxies will vote them in their discretion.

By order of the Board of Directors,
/s/ Richard A. Galt, Esq.
Richard A. Galt, Esq.
Secretary

Dated: July 25, 1996


             Proxy for 1996 annual meeting of shareholders of
                     MACE SECURITY INTERNATIONAL, INC.

This Proxy is solicited by the board of directors
Know all men by these presents, that I, the undersigned Shareholder of Mace Security International, Inc., do hereby nominate, constitute and appoint David Pollitzer and Germaine Curtin (neither being an officer or employee of the Company) or any of them (with full power to act alone) my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Company, standing in my name on its books on June 26, 1996 at the Annual Meeting of its Shareholders to be held at the Desmond Americana, at 660 Albany-Shaker Road, Albany, New York at 9:00 a.m.
on August 23, 1996, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To elect the nine (9) persons listed below.

[ ] For  [ ] Against  [ ] Withheld

Jon E. Goodrich              Robert P. Gould        John E. Logan
Stuart M. DuBoff, M.D.       Robert R. Rosberg      James E. West
Robert D. Norman, C.P.A.     Ralph A. Foote, Esq.   Ronnie M. Mitchell, Esq.

Withhold authority to vote for ______________________________________
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above).

2. To ratify the selection of Coopers & Lybrand L.L.P. to serve as auditors for the fiscal year ending December 31, 1996.

[ ] For  [ ] Against  [ ] Withheld

This proxy, when properly executed, will be voted as directed ON THE REVERSE SIDE OF THIS CARD. In the absence of any direction, the shares represented hereby shall be voted for the matters specifically set forth herein. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournment thereof.

The board of directors recommends a vote "for" each of the matters
STATED ON THE REVERSE SIDE OF THIS CARD. This proxy is solicited on behalf of the board of directors and may be revoked prior to its exercise by delivery of notice of revocation or a later dated proxy to Richard
A. Galt, Esq., Secretary of the Corporation at 160 BENMONT AVENUE, BENNINGTON, VERMONT 05201.

Date ______________     ____________________________________________(L.S.)

                        ____________________________________________(L.S.)
                        Signature of Shareholder